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                                                                                                                        EXHIBIT 12.1






                                                       IMPAX LABORATORIES, INC
                                          CALCULATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                                               (000S)






                                                                         FOR YEARS ENDED DECEMBER 31,
                                                             --------------------------------------------------
                                                                                                                3 MONTHS    3 MONTHS
                                                                                                                  ENDED       ENDED
                                                                1999       2000      2001      2002       2003  03/31/03    03/31/04
Income (loss) before provision of income taxes                (8,949)   (24,961)  (25,111)  (20,040)   (14,207)   (3,213)      9,524
Add back: Fixed Charges                                           22        352       290       609      1,263         0         332
Income (loss) before fixed charges                            (8,927)   (24,609)  (24,821)  (19,431)   (12,944)   (3,213)      9,856

                       Fixed Charges:

                                            Interest  Expense      9        339       253       565        952       231         272
          Amortization of Loan Fees for Revolving Credit Line      -          -         -        40        294        81          48
                          Interest  component of rent expense     13         13        37         4         17         3          12
                                          Total Fixed Charges     22        352       290       609       1263       315         332

     (Deficency) of earnings available to cover fixed charges (8,949)   (24,961)  (25,111)  (20,040)   (14,207)   (3,213)(1)   9,524

                           Ratio of earnings to fixed charges      -          -         -         -          -         -       29.72
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(1)  For the years ended December 31, 2003, 2002, 2001, 2000, and 1999, earnings were insufficient to cover fixed charges by $14.2 million, $20.0 million,
     $25.1 million, $25.0 million and $8.9 million, respectively.

    The ratio to fixed charges was computed by dividing earnings by fixed charges. Earnings available for fixed charges consist of income (loss) before taxes plus fixed charges. Fixed charges consist of interest expense, amortization of loan fees, and estimated interest portion of rent expense.